Exhibit A

Michael Loubser, CEO

ARAX Holdings Corp.

820 E Park Ave. Bldg F Suite 100,

Tallahasse FL. 32301

USA

Subject: Letter of Intent to Engage ARAX Holdings Corp. for Share Exchange in @Copper Namibia

Dear Mr. Loubser,

We act for our local and Namibian subsidiaries and associates involved in mineral processing trading and recovery.

We are writing to formally express our intent to engage ARAX Holdings Corp. in the proposed exchange of 50% of the shares of @Copper Namibia, a private limited company incorporated in Namibia in exchange for 2,250,000 shares in ARAX. This letter outlines the structure and key terms of the proposed transaction, which will be subject to due diligence and final agreements.

Proposed Structure

1.	Initial Vehicle: The transaction will initially be conducted through @Copper, Namibia. While our long-term goal is to move operations offshore, this will be considered once a track record is established. The mechanism will involve an in-specie distribution of rights to shareholders, who will subsequently inject them into an offshore vehicle.
2.	Equity Structure: The equity split shall be 50/50 between our nominees and ARAX Holdings Corp., with equalization of loan accounts.
3.	Trading Rights: ARAX Holdings Corp. will have the right of first refusal (ROFR) to trade group metals, excluding South African gold, at a 10% gross profit (GP) margin based on an FOT ex-depot purchase. Adequate working capital will be necessary to facilitate this, and agreements with group companies will document the arrangement.
4.	Trading Structure & Rights: These will be held by @Copper Namibia and its potential international successor in title.
5.	Custodial Rights: @Copper Namibia shall hold custodial rights over the assets within the company.
6.	Capitalization:

¡	Loan accounts will be created for the introduction of 60T of ore, valued at LME adjusted export price.
¡	Financial and logistical infrastructure

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¡	A fair valuation will be allocated for the initial concept and development efforts contributed by all stakeholders in South Africa. This portion was not considered in prior ARAX transactions.
¡	Loan accounts will be structured so that they are back-ranked behind third-party claims.

7. Cash Resources:

¡	The company will retain cash resources derived from initial ore sales, which will be reinvested into further trading cycles.
¡	The minimum sale quantum is 54T, meaning additional shipments will be required before sales can commence.

Operational Considerations

●	Testing & Processing: 3T of the 60T ore will be allocated to Mintek for process testing.
●	Loan Account Equalization: The Parties agree to a balance their respective loan accounts as at January 31, 2025. Such balance will be by the distribution of a portion of the proposed consideration shares to settle loan account balances which might be out of proportion to shareholding.
●	Distribution of Shares: The loan account will be adjusted by distributing shares to a designated nominee.
●	Reinvestment of Sales Revenue: Proceeds from ore sales will remain in the company to fund further trading cycles.

Strategic Considerations

●	Ore Pricing: The current purchase cost at Opuwo is R9/kg. A revised pricing model will integrate LME-indexed valuations.
●	Revenue Model: The expected trading margin per cycle is 5-10%, with a preference toward the higher end.
●	Operational Scale-Up: Costs at Opuwo (currently R250k per month) necessitate a minimum throughput of 1000T per month to optimize cost efficiency.
●	Investor Considerations: Initial cycles will have longer turnaround times, requiring investors to align expectations accordingly.
●	Trade Finance Allocation: A decision must be made on the proportion of trade finance allocated to investors versus retained earnings.

We request ARAX Holdings Corp.’s feedback on the proposed structure and a fair quantum for the setup and IP costs. Once we have clarity on these costs, we can refine loan account structuring and finalize contractual terms.

We appreciate ARAX’s collaboration in this venture and look forward to aligning on the final agreement.

Sincerely,

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